Exhibit 5.1

November 19, 2018

Costamare Inc.

7 Rue du Gabian

MC 98000 Monaco

Re:	Costamare Inc.

Dear Sirs:

We have acted as special counsel on matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) to Costamare Inc. (the “Company”) in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, of a Registration Statement on Form F-3 (the “Registration Statement”) relating to the registration under the Act and the proposed issuance and resale from time to time pursuant to Rule 415 of the Act of up to an aggregate amount of $30,300,000 shares of the common stock (the “Shares”), including preferred stock purchase rights (the “Rights”), par value $0.0001 per share, of the Company.

In so acting, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the form of preliminary prospectus (the “Prospectus”) included therein, (ii) the Stockholder Rights Agreement dated as of October 19, 2010 (the “Stockholder Rights Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, and (iii) originals, or copies certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photostatic or facsimile copies, and the accuracy of the factual representations made to us by officers and other representatives of the Company. As to any questions of fact material to our opinion, we have, where relevant facts were not independently established, relied upon the aforesaid certificates.

Costamare Inc. November 19, 2018 Page 2

We have also assumed that (i) the Shares have been duly authorized and will be validly issued, and certificates evidencing the same will be duly executed and delivered against receipt of the consideration approved by the Company which will not be less than the par value thereof, and (ii) the Shares will be issued in compliance with all applicable U.S. Federal and State securities laws and the laws of any other jurisdiction where the Shares may be offered for sale.

We have assumed the power, authority and legal rights of all parties (other than the Company) to the Shareholder Rights Agreement to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of such documents by such parties.

This opinion is limited to Marshall Islands Law as of the date hereof. In rendering our opinion in paragraph B. below, we have, with your permission, relied on the opinion addressed to you dated the date hereof of Cravath, Swaine & Moore LLP, U.S. counsel to the company, with respect to the Stockholder Rights Agreement.

Based upon and subject to the foregoing, and assuming that the Registration Statement and any supplemental amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws, we are of the opinion that:

A.	The Shares when issued and delivered against payment therefor, will be duly and validly issued, fully paid and non-assessable.

B.	When issued in accordance with the terms of the Stockholder Rights Agreement, the Rights associated with the Shares will have been validly issued and will constitute valid and binding obligations of the Company.

Our opinion in Paragraph B above is subject to the qualification that the rights and remedies of any party to the Stockholder Rights Agreement (a) may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting generally the enforcement of creditors’ rights from time to time in effect, and (b) are subject to general principles of equity (regardless of whether such rights and remedies are considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

Costamare Inc. November 19, 2018 Page 3

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ COZEN O’CONNOR